MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

972.748.0300 p

972.748.0700 f

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Chron Organization, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 12, 2017 relating to our audit of the balance sheets of The Chron Organization, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related statements of operations, members’ deficit and cash flows for the years then ended. Our report dated April 12, 2017, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Montgomery Coscia Greilich LLP
Plano, Texas
December 6, 2017